UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ECOTALITY, INC.
(Exact name of registrant as specified in its charter)

Nevada	65-0716904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3720 San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Ecotality, Inc. 2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Jonathan R. Read
Chief Executive Officer
ECOtality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, California 94111
(Name and address of agent for service)

(415) 992-3000
(Telephone number, including area code, of agent for service)

Copies to:
Samuel C. Dibble, Esq.
Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, California 94104
(415) 954-4400
(415) 954-4480 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	63,248 shares	(2)	$2.06	(3)	$130,291	$15.13

(1)
This Registration Statement covers, in addition to the number of shares of the Registrant’s Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rules 416(a) and 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of the Registrant’s Common Stock that become issuable upon exercise of options granted under the Ecotality, Inc.  2007 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 63,248 shares of common stock issuable upon the exercise of outstanding stock options and shares reserved for future issuance under the Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, using the average of the high and low price as reported on the NASDAQ Capital Market on September 19, 2011, which was $2.06 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.             Plan Information.

Not required to be filed with this Registration Statement.

Item 2.             Registrant Information and Employee Program Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents filed by ECOtality, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on April 15, 2011;

(b)	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed with the Commission on May 23, 2011 and August 15, 2011, respectively;

(c)	The Registrant's Current Reports on Form 8-K filed with the Commission on January 10, 2011, January 18, 2011, February 10, 2011, June 28, 2011, July 8, 2011 and September 2, 2011; and

(d)	The description of the Company’s securities as contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on May 14, 2010.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.             Description of Securities.

Not applicable.

Item 5.             Interests of Named Experts and Counsel.

Not Applicable.

Item 6.             Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. We have also entered into indemnification agreements with our directors and certain executive officers, pursuant to which we have agreed to indemnify such persons against certain claims and expenses to the fullest extent permitted by Nevada law. The effect of this provision of our Amended and Restated Articles of Incorporation and the indemnification agreements is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Amended and Restated Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.             Exemption from Registration Claimed.

Not Applicable

Item 8.             Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.             Undertakings.

(a)	The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 20th day of September, 2011.

ECOTALITY, INC.

By:	/s/ JONATHAN R. READ
Name: Jonathan R. Read
Title: President, Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on September 20, 2011.

Signature	Title

/s/ Jonathan R. Read	President, Chief Executive Officer and Director
Jonathan R. Read	(Principal Executive Officer)

/s/ H. Ravi Brar	Chief Financial Officer
H. Ravi Brar	(Principal Financial Officer and Principal Accounting Officer)
/s/ Dave Kuzma	Director
Dave Kuzma

/s/ Daryl Magana	Director
Daryl Magana

/s/ Enrique Santacana	Director
Enrique Santacana

/s/ Carlton Johnson	Director
Carlton Johnson

INDEX TO EXHIBITS

Exhibit	Description

4.1	Ecotality, Inc. 2007 Equity Incentive Plan

5.1	Opinion as to legality

23.1	Consent of FARELLA BRAUN + MARTEL LLP (appears in their opinion filed as Exhibit 5.1)

23.2	Consent of Weaver & Martin LLC

23.3	Consent of McGladrey & Pullen, LLP